EXHIBIT 11


                       HEICO CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                                                            1997                    1996
                                                   ---------------------   ---------------------
                                                                  Fully                   Fully
                                                    PRIMARY      DILUTED     PRIMARY     DILUTED
                                                   ---------   ---------   ---------   ---------

Three months ended January 31:

Weighted average number of common
     shares outstanding                            5,286,713   5,286,713   5,086,140   5,086,140

Common Stock equivalents arising from
     dilutive stock options (1)                      988,945   1,037,971     501,873     510,745
                                                   ---------   ---------   ---------   ---------
                                                   6,275,658   6,324,684   5,588,013   5,596,885
                                                   =========   =========   =========   =========
Net income per share (1)

  From continuing operations                       $     .25   $     .25   $     .10   $     .10
  From discontinued operations                           --          --          .05         .05
                                                   ---------   ---------   ---------   ---------
Net income per share                               $     .25   $     .25   $     .15   $     .15
                                                   =========   =========   =========   =========


_____________________________

(1) Computed under the "treasury stock" method using the average market price for the primary computation and using the higher of average or ending market prices for the fully diluted computation.



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